EXHIBIT 99.1

          BigString Corporation Enters Into Affiliation Agreement With
                       Phi Sigma Kappa National Fraternity

                Company To Offer Advertisers The Ability To Reach
                      More Than 115,000 Students & Members

         RED BANK, N.J., April 4 -- BigString Corporation (OTCBB: BSGC) announced today that it has entered into a marketing affiliation agreement with Phi Sigma Kappa, a national fraternity with a total membership of more than 115,000.

         Under the agreement, BigString.com will provide The World's Coolest EmailTM as a private label service, which will include advertising. The web-based mail service provides features, such as recallable, erasable and self-destructing email and self-destructing videomail, to help manage liability, privacy and security. The fraternity will establish accounts for students and promote BigString.com's free email service to its alumni membership. Phi Sigma Kappa will receive a portion of the advertising revenue. Alumni can request unique user names at PhiSigmaKappa.org.

         "Phi Sigma Kappa is one of the leading student organizations, with a large membership base representing attractive demographics for advertisers," stated Robert DeMeulemeester, EVP and CFO of BigString Corporation. "This agreement has the potential to significantly expand our installed base and offer a unique proposition to advertisers looking to reach college students."

         Michael Carey, Executive Director of the Phi Sigma Kappa International Headquarters Staff, said, "This is a win-win situation for our membership. Besides providing a potential revenue stream for the fraternity with no implementation cost, the use of the BigString.com email service promotes the Phi Sigma Kappa brand image and provides an important risk management tool for our active members, alumni, advisors and staff."

         Phi Sigma Kappa is a national fraternity that was founded in 1873. Augmented and strengthened by a merger with Phi Sigma Epsilon in 1985, the fraternity has 79 chapters and colonies and a total membership of more than 115,000. Phi Sigma Kappa's guiding principles are brotherhood, scholarship and character. Its International Headquarters are in Indianapolis, IN.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails, BigString Corporation's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Corporation offers email solutions to consumers, businesses and marketers (http://www.BigString.com/). BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains streaming audio and video programming.

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         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com